Exhibit 2.2



                   Non-Negotiable Subordinated Promissory Note
                   -------------------------------------------



$745,000                                                 Date: November 12, 2001

     FOR VALUE RECEIVED, Reynolds, Smith and Hills, Inc., a Florida corporation ("Maker"), hereby promises to pay to Cesar E. Sylva LL, an individual resident of the State of Texas ("Holder"), at 12414 Lake Shore Ridge, Houston, TX 77041 or at such other address as the Holder may designate in writing, the principal sum of Seven Hundred Forty-five Thousand Dollars ($745,000.00), together with interest accruing thereon at a rate of Eight and One-Half Percent (8 1/2%) per annum, the same being payable in forty-eight (48) equal consecutive monthly installments of $18,362.99 each, the first such payment being due and payable on December 12, 2001. All principal and interest shall be due and payable no later than November 12, 2005.

     This Note is issued pursuant to Section 1.2(b) of that Stock Purchase Agreement of even date herewith by and between Maker, on the one hand, and Cesar
E. Sylva LL, James R. Squire, W. Edward Conger and Ronald R. Kline, on the other hand (the "Stock Purchase Agreement"), and is subject to all terms and conditions of said Stock Purchase Agreement, including, specifically, without limitation, various rights of set-off contemplated therein. This Note is not negotiable.

     If any payment on this Note becomes due and payable on a day other than a business day, the maturity thereof shall be extended to the next succeeding business day, and with respect to payments of principal, interest shall accrue thereon during such extension. All or any portion of the outstanding principal and accrued interest payable under this Note may be prepaid in whole or in part, at any time and from time to time without penalty or premium.

     Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid under this Note exceeds the maximum rate permitted by applicable law, then the rate of interest required to be paid under this Note shall be automatically reduced to the maximum rate permitted by applicable law.

     No delay or failure on the part of Holder in the exercise of any right or remedy hereunder, under the Stock Purchase Agreement, or at law or in equity, shall operate as a waiver thereof, and no single or partial exercise by Holder of any right or remedy hereunder, under the Stock Purchase Agreement, or at law or in equity shall preclude or estop another or further exercise thereof or the exercise of any other right or remedy.

     Holder, by acceptance of this Note, acknowledges and agrees that the payment of all or any portion of the principal and interest owing by Maker to Holder under this Note is hereby expressly made in all respects subordinate and subject in right of payment to the payment of (1) that $3.0 million revolving line of credit evidenced by a Promissory Note dated July 27, 2000, as amended from time to time, and (2) that $750,000 term loan evidenced by a 5-year Promissory Note dated the date hereof, each of which is held by First Union National Bank and which may be held or re-financed by a substitute primary lender of Maker. Holder agrees to take any and all further actions, and to execute any and all further agreements, instruments and other documents, as are reasonably requested by Maker or Maker's lenders in order to further evidence, clarify or give effect to the foregoing subordination provisions of this Note.

     This Note shall inure to the benefit of and be binding upon Holder and Maker and their respective successors and assigns. Neither Maker nor Holder shall assign its rights or obligations hereunder without the prior written consent of the other, except that Maker may assign its obligations hereunder without the prior written consent of Holder to another entity with or into which Maker merges, to which Maker sells substantially all of its assets, or with which the shareholders of Maker exchange shares constituting a controlling interest. Unless otherwise agreed in writing, any permitted assignment hereunder shall not release Maker or Holder from its obligations under this Note or the Stock Purchase Agreement. References to "Maker" and "Holder" shall be deemed references to all permitted successors and assigns.

     The provisions of this Note shall be construed and interpreted, and all rights and obligations of the parties hereunder shall be determined, in accordance with the laws of the State of Florida.

     IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered as of the day and year first above written.



                                      "Maker"

                                      Reynolds, Smith and Hills, Inc., a Florida corporation


                                      By:
                                          --------------------------------------
                                      Name:
                                            ------------------------------------
                                      Title:
                                             -----------------------------------



Accepted as of this ____ day of November, 2001:

"Holder"



----------------------------------------------
Cesar E. Sylva LL


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